The Inspire ETFs

Additional Information (Unaudited)

November 30, 2023

Change in Independent Registered Public Accounting Firm

On March 12, 2023, BBD LLP (“BBD”) ceased to serve as the independent registered public accounting firm of Inspire Global Hope ETF, Inspire Small/Mid Cap ETF, Inspire Corporate Bond ETF, Inspire 100 ETF, Inspire International ETF, Inspire Tactical Balanced ETF, Inspire Faithward Mid Cap Momentum ETF, and Inspire Fidelis Multi Factor ETF (The “Funds”), each a series of Northern Lights Fund Trust IV. The Audit Committee of the Board of Trustees approved the replacement of BBD as a result of Cohen & Company, Ltd.’s (“Cohen”) acquisition of BBD’s investment management group.

The report of BBD on the financial statements of the Funds as of and for the fiscal years ended November 30, 2022 and November 30, 2021 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles. During the fiscal years ended November 30, 2022 and November 30, 2021, and during the subsequent interim period through March 12, 2023: (i) there were no disagreements between the registrant and BBD on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BBD, would have caused it to make reference to the subject matter of the disagreements in its report on the financial statements of the Fund for such years or interim period; and (ii) there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The registrant requested that BBD furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating that it agrees with the above statements. A copy of such letter is filed as an exhibit to Form N-CSR.

On March 23, 2023, the Audit Committee of the Board of Trustees also recommended and approved the appointment of Cohen as the Fund’s independent registered public accounting firm for the fiscal year ending November 30, 2023.

During the fiscal years ended November 30, 2022 and November 30, 2021, and during the subsequent interim period through March 23, 2023, neither the registrant, nor anyone acting on its behalf, consulted with Cohen on behalf of the Funds regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Funds’ financial statements, or any matter that was either: (i) the subject of a "disagreement," as defined in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto; or (ii) "reportable events," as defined in Item 304(a)(1)(v) of Regulation S-K.

February 7, 2024

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: Northern Lights Fund Trust IV

File no. 811-23066

Dear Sir or Madam:

We have read Exhibit 13(a)(4) of Form N-CSR of Inspire Global Hope ETF, Inspire Small/Mid Cap ETF, Inspire Corporate Bond ETF, Inspire 100 ETF, Inspire International ETF, Inspire Tactical Balanced ETF, Inspire Faithward Mid Cap Momentum ETF, and Inspire Fidelis Multi Factor ETF, each a series of Northern Lights Fund Trust IV, dated February 7, 2024, and agree with the statements concerning our Firm contained therein.

Very truly yours,

BBD, LLP